Exhibit 5.1

July 6, 2015

Board of Directors LMI Aerospace, Inc. 411 Fountain Lakes Boulevard St. Charles, Missouri 63301

Re:	Registration Statement on Form S-8 LMI Aerospace, Inc. 2015 Incentive Compensation Plan
Ladies and Gentlemen:
We have acted as special counsel to LMI Aerospace, Inc., a Missouri corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by means of a registration statement on Form S-8 (the “Registration Statement”) of an aggregate of 750,000 shares of the Company’s common stock, par value $0.02 per share (the “Shares”), which may be issued from time to time to certain employees, directors and consultants of the Company pursuant to the LMI Aerospace, Inc. 2015 Incentive Compensation Plan (the “Plan”).
For purposes of rendering that opinion, we have examined the Registration Statement, together with a copies of the Plan, the Company’s Restated Articles of Incorporation, as amended to date, the Amended and Restated Bylaws of the Company as amended to date, the corporate action of the Company that provides for the adoption of the Plan, and such other documents as we deemed necessary. In addition, we have made such other investigation as we have deemed appropriate in order to express the opinion hereinafter set forth. In rendering our opinion, we have also assumed the genuineness of all signatures, the authenticity of all documents and conformity with originals of documents submitted to us and made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we advise you that the Shares are duly authorized and when (i) the Registration Statement related to the Shares becomes effective under the Securities Act, and (ii) the Shares have been duly issued pursuant to and in accordance with the terms and conditions of the Plan and any applicable award agreements, the Shares will be validly issued, fully paid and non-assessable.
Our opinion set forth below is limited to the laws of the State of Missouri and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We assume no obligation to revise or supplement this opinion should The General and Business Corporation Law of Missouri be changed by legislative action, judicial decision or otherwise.
This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be issued, circulated, quoted or otherwise relied upon for any other purpose.
We hereby consent to be named in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Polsinelli PC